Registration No. __________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCHOFIELD MINES LIMITED
(Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

SCHOFIELD MINES LIMITED	CORPORATION TRUST COMPANY OF NEVADA
#201-6319 178th Street	6100 Neil Road, Suite 500
Edmonton, Alberta	Reno, Nevada 89544
Canada T5T 2J9	(775) 688-3061
(Address and telephone number of registrant's	(Name, address and telephone number of
executive office)	agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$21.40

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

SCHOFIELD MINES LIMITED
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at HSBC Bank Canada.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Our common stock will be sold by Andrei Stytsenko, our sole officer and director.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. We own one property. The one property consists of four mining claims. We intend to explore for gold on the property.

Our administrative office is located at #201 - 6319 178 Street, Edmonton, Alberta T5T 2J9 and our telephone number is 778-892-9490 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is March 30. Our mailing address is #201 - 6319 178 Street, Edmonton, Alberta T5T 2J9.

The Offering

Following is a brief summary of this offering:

Securities being offered	1,000,000 shares of common stock minimum and 2,000,000 shares of common stock maximum, par value $0.00001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $170,000.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of May 31, 2006	As of November 30, 2005
Balance Sheet	(Unaudited)	(Audited)
Total Assets	$191	$99
Total Liabilities	$21,580	$19,237
Stockholders Equity - (Deficit)	$(21,389)	$(19,138)
	Six Months Ended	Year Ended
	May 31, 2006	November 30, 2005
Income Statement	(Unaudited)	(Audited)
Revenue	$0	$0
Total Expenses	$6,751	$25,851
Net Income - (Loss)	$(6,751)	$(25,851)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Schofield Mines:
  Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

  We were incorporated in February 2004 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $42,439. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon
*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

  Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

  Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

  Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property.

  Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

  Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because Mr. Stytsenko has other outside business activities and will only be devoting 10% of his time or approximately four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Mr. Stytsenko, our sole officer and director has other outside business activities and will only be devoting 10% of his time or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Stytsenko. As a result, exploration of the property may be periodically interrupted or suspended.

  Because title to the property is held in the name of another entity, if he transfers the property to someone other than us, we will cease operations.

  Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Mr. Stytsenko, our president. If Mr. Stytsenko transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:

  Because our sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.

  Even if we sell all 2,000,000 shares of common stock in this offering, Mr. Stytsenko will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Stytsenko will be able to elect all of our directors and control our operations.

  Because Mr. Stytsenko is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, as an equity investment, if we fail you will absorb most of the loss.

  Mr. Stytsenko will receive a substantial benefit from your investment. He supplied the property, paid expenses and advanced cash all of which totaled $13,987. You on the other hand, will be providing all of the cash, through your equity investment, for our operations. As a result, if we cease operations for any reason, you will lose your investment.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000
Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$50,000	$95,000	$135,000
Analyzing Samples	$10,000	$10,000	$10,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$1,500	$1,500	$1,500
Office Equipment	$1,000	$1,000	$1,000
SEC filing	$2,150	$2,150	$2,150
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. Core drilling will cost $20.00 per foot. We will drill as many holes as proceeds from the offering allow. We estimate it will cost up to $10,000 to analyze the core samples.

We cannot be more specific about the application of proceeds for exploration, because we do not know what we will find. If we attempted to be too specific, every time an event occurred that would change our allocation, we would have to amend this registration statement. We believe that the process of amending the registration statement would take an inordinate amount of time and not be in your best interest in that we would have to spend money for legal fees which could be spent on exploration.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:
*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of May 31, 2006, the net tangible book value of our shares of common stock was $50 or approximately $0.00001 per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $170,050 or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 2,000,000 shares are sold, investors will own approximately 28.58% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Your percentage of capital contribution will be 92.36%. Our existing stockholders will own approximately 71.42% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $16,550 or approximately $0.00 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $120,000, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 1,500,000 shares are sold, investors will own approximately 23.07% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Your percentage of capital contribution will be 90.06%. Our existing stockholders will own approximately 76.93% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $16,550 or approximately $0.00 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $70,000, or approximately $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.01 per share.

After completion of this offering, if 1,000,000 shares are sold, investors will own approximately 16.67% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Your percentage of capital contribution will be 85.80%. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $16,550 or approximately $0.00 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share		$0.10
Net tangible book value per share before offering		$0.00001
Potential gain to existing shareholders	$
Net tangible book value per share after offering		$170,050
Increase to present stockholders in net tangible book value per share after offering		$0.02
Capital contributions		$16,550
Number of shares outstanding before the offering		5,000,000
Number of shares after offering held by existing stockholders		5,000,000
Percentage of ownership after offering		71.42%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.08
Capital contributions	$200,000
Percentage of Capital Contributions	92.36%
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.58%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.08
Capital contributions	$150,000
Percentage of Capital Contributions	90.06%
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.07%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$100,000
Percentage of Capital Contributions	85.80%
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at HSBC Bank Canada, Suite 100-885 Georgia Street West, Vancouver, B.C. V6C 3E9. Its telephone number is 604-641-2943. Funds will not be placed in an escrow account, trust or similar account. We will hold the funds in the account until we receive a minimum of $100,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, plus 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. We assure you that you will get your money back if we don't raise the $100,000 in the foregoing time period. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through Andrei Stytsenko, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  The person is not at the time of their participation, an associated person of a broker/dealer; and,

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Stytsenko is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He has not and will not participate in selling and offering securities for any Issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Stytsenko will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C. and/or outside the United States.

Section 15(g) of the Exchange Act

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement

  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "SCHOFIELD MINES LIMITED".

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber,

without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at HSBC Bank Canada, Suite 100-885 Georgia Street West, Vancouver, B.C. V6C 3E9, until we have received $100,000. Upon receipt of $100,000, we will withdraw and use the funds. If we do not receive the $100,000 within 180 days, or within the additional 90 days, if extended, of the effective date of this offering, all subscriptions received by it will be promptly returned to each investor without interest or deduction therefrom.

BUSINESS

General

We were incorporated in the State of Nevada on February 11, 2004. We are engaged in the acquisition and exploration of mining properties. We maintain our statutory registered agent's office at 6100 Neil Road, Suite 400, Reno, Nevada 89544 and our business office is located at #201-6319 178 Street, Edmonton, Alberta T5T 2J9. Our telephone number is 778-892-9490.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Background

In February 2004, Andrei Stytsenko, our president, acquired one mineral property in trust for us, containing two mining claims in British Columbia, Canada. The property was staked by Gerald Gallissant. Mr. Gallissant was paid $1,868 by us to stake the claims. Mr. Gallissant is a staking agent located in Vancouver British Columbia. His British Columbia license number is 109141.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. We paid Mr. Gallissant $1,868 to stake the claims. The claim is recorded in Mr. Stytsenko's name to avoid paying additional fees. Mr. Stytsenko will hold the property in trust for us. Mr. Stytsenko will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mining claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Stytsenko will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Stytsenko transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Stytsenko will be liable to us for monetary damages for breach of fiduciary duty.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company's property is one such acquisition. Accordingly, fee simple title to the property resides with the Crown.

The claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of the claims:

Claim No.	Document Description	Date of Recording	Date of Expiration
407368	Farmer	December 5, 2004	December 3, 2006
407369	Dotter	December 5, 2004	December 3, 2006

The claims are approximately 560 acres.

In order to maintain the claims Mr. Stytsenko must pay a fee of CDN$100 per year per claim. Mr. Stytsenko can renew the claim indefinitely; the amount of the renewal will not increase for the year ending 2004. We have no earthly idea if the fee to renew the claim will increase after 2004. There is no grace period if there is a default on the work or Mr. Stytsenko misses renewing the claim. Mr. Stytsenko will not cause the claim to expire as a result of not renewing the same or failing to perform work on the claim.

The property was selected because Mr. Stytsenko advised us that gold has been discovered on other property nearby. Just because gold was found nearby is no assurance that there is any gold on the property. No technical information was used to select the property.

Location and Access

The Dominion Creek Project is located 180 miles east of Vancouver, near Beaverdell on the West Kettle River (Map 1). The property is in the Greenwood Mining Division, and is centered at approximately 49o25'N latitude and 119o03'W. longitude on NTS Map Sheet 82E/06E. Beaverdell lies 1.5 miles to the northwest, Kelowna is located 40 miles to the northwest and Rock Creek and the junction of Highways 3 and 33 is 27 miles to the south.

From Beaverdell access to property is best gained by going south on Highway 33 for eight miles then turning left onto the Boyer/Dominion Creek forest service road. Follow the forest service road north for six miles to the approximate center of the claims. A network of secondary gravel roads and trails provide access to most parts of the property.

Map 1

Map 2

Physiography

The property is situated on the southwestern flank of Wallace Mountain, which is located within the Monashee Mountains of the Southern Interior Physiographic Region. Elevations within the claims range from 3,900 feet to 5,600 feet. The lower elevation of 3,900 feet is located at both the northwestern corner of the claims where the headwaters of La Pointe Creek drains the property area to the west and also at the southern end of the claims where Dominion Creek drains the property to the south. The highest elevation is within the northeastern corner of the claims at the west peak of Wallace Mountain within the northeastern quadrant of the claims.

Slopes within the claim area are moderate throughout the property. Vegetation consists mainly of fir; larch and pine, much of it mature second growth. Some of the area has been recently logged or burned over. There is relatively little underbrush, and there are sections of open grassy lands. Soil cover is extensive, but not generally too deep. Rock outcrop exposures make up about 15% of the surface.

The local climate features warm summers and cool winters. The West Kettle Valley is fairly dry in the summers, although not as dry as the Okanogan valley to the west. Average yearly precipitation is 20 inches. A snow pack of 3-5 feet begins to accumulate in November and lingers in places into May. The moderate climate in the project area allows for year-round exploration.

Property Geology

The mineralization within the Wallace Mountain area of the Beaverdell Mining Camp occurs in fault/shear hosted quartz veins within Nelson Plutonic granodiorites. The mineralized veins generally have either northeast strikes and south dips or east-west strikes with south dips. Both sets of veins are cut and offset by numerous faults. In total, five sets of faults with similar orientation, timing (age) and sense of movement have been identified on the mountain.

Mineralization

The mineral showings that are within the Dominion Creek Project area:

Rambler Vein:

There are three veins occurring in this area. The main vein is called the Rambler Vein is adjacent to and appears to be the extension of the Standard Vein. The vein strikes 090o - 093o and dips 70o - 90o.

Standard Vein:

The Standard Vein is adjacent to the southeast of the Rambler Vein and adjacent to the northwest of the Buster Vein. A mineralized quartz vein occurs in an east trending shear/fault zone. The vein strikes 093o and dips 90o. Northeast striking faults are numerous and closely spaced and chop the vein into short segments.

Buster Vein:

The Buster Vein varies in width from a few inches to over four feet. The vein strike is 100o and the dip is 60o. Approximately 500 feet of underground development has been completed on the vein. The main adit followed the vein for 320 feet. The vein has been offset by a fault at the end of the main adit.

Alaska Vein:

The Alaska Vein adjoins the Buster Vein to the north and Gold Drop Veins (not within the Dominion Creek Project) to the west-southwest. The vein strikes 110o and dips vertically and occupies a fault/shear in the granite host rocks. The vein varies between 3 inches to 1.5 feet in width.

Babe Vein:

Two sets of mineralized quartz veins occur in this area. The main vein "Babe Vein" is located in the southwest quadrant of the property. The veins are generally 1-foot in width and strike 093o and dip 90o.

History of Previous Work

The Dominion Creek Project is located on Wallace Mountain within the historic Beaverdell Mining Camp. Exploration in the camp dates to the 1887 when silver was discovered on Wallace Mountain. Silver production on the mountain commenced in 1901. The Wallace Mountain area has undergone nearly continuous exploration since the original discoveries, and The Highland Bell Silver Mine was in continuous production for 76 years (1913 to 1989).

Historic records indicate exploration activity within the claim boundary dating back to 1901. The Dominion Creek Project covers the site of 9 former crown granted mineral claims.

Exploration work at the Rambler Vein was first occurred in 1901. At this time several carloads of ore mined from a short adit were shipped to the local smelter. Further development work continued until 1916 when W.H. Rambo became the owner and operator. Intermittent development work and ore shipments were made between 1916 and 1945. Between 1946 and 1968 several groups including Highland Silver Mines Ltd. and Cranberry Creek Gold Mining Co. Ltd completed development work and made ore shipments. Ajax Mercury Mines Ltd. conducted diamond drilling and surface striping in 1968.

The Standard Vein was first discovered and actively developed in 1903. Several shallow open-cuts and shafts were done by 1916. 50-sacks of ore were also shipped in this year. Intermittent development work and ore shipments, carried out by various leasees, continued until 1947. Between 1946 and 1958 work was carried out by Highland Silver Mines Ltd. In 1947 300 feet of underground work was reported. The last recorded ore shipment was in 1949. Underground drilling was completed by Sherritt-Lee Mines Ltd, in 1959 and 1960.

The Buster Vein was owned by J.P. Kelly and K.T. McKenzie in 1909. By 1913 Alaska Mining Co. owned the ground but no work was done. In 1918 a 75-foot tunnel was carried out by J.P. Kelly and associates. Ore shipments were made in this and the following year. The property was sold in 1934 and further development work was completed in 1935 and 1936. In 1946, work was carried out by Highland Silver Mines Ltd. The Silver Bell Mining Syndicate took over the property in 1949.

The first reported work on the Alaska Vein was carried out by J. Kelly and Associates in 1918. Further work was reported in 1935 by a syndicated controlled by L. Smith. In 1947 and 1948 Highland Silver Mines Ltd. explored the vein. Very little detailed historical data is available for the Alaska Vein area.

The Babe Vein was discovered in 1916. During that year a short adit was completed. By 1917 development work included approximately 50 feet of underground development. The adit was extended an additional 90 feet the following year. No further records of work could be found until 1951 when a 4-ton shipment of ore was made by a local miner. In 1960 Scandie Mines Ltd. held the ground and another 6 tons of ore was shipped. The upper adit was driven an additional 80 feet for a total length of 180 feet. A new lower adit was driven 150 feet during the same year.

During the 1980's all of the above mentioned veins were consolidated into one group and became part of a much larger claim package owned by Canstat Petroleum Resources and subsequently GoldCity Resources. During the 1995 - 2001 the property was held by St. Elias Mines as to 80% and Madman Mining Co. Ltd. as to 20%. Between 1980 and 2001 a number of small exploration programs consisting of rock sampling and geological mapping were carried out in the area.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract samples of earth. Mr. Stytsenko will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to ALS Chemex, analytical chemists, geochemists and registered assayers located in North Vancouver, British Columbia.

We estimate the cost of core sampling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,250 linear feet or eight holes. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 23 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 20 holes to a depth of 300 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin drilling ninety days after this offering is closed, weather permitting. To date, we have not paid any fees for an exploration consultant.

The breakdown of estimated times and dollars was made by Mr. Stytsenko in consultation.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have access to a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation within 90 days of the completion of this offering weather permitting.

If we do not find mineralized material on the property, Mr.Stytsenko will allow the claim to expire and we will cease operations.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal of minerals from the property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

  Health and Safety
  Archaeological Sites
  Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. In any event, we have not allocated any funds for the reclamation of the property.

Employees

We intend to use the services of subcontractors for manual labor exploration work on our properties. Mr. Stytsenko will handle our administrative duties. Because our officer and director is inexperienced with exploration, we will hire independent contractors to perform the surveying, exploration, and excavating of the property. The contractors we hire will determine the number of persons it will employ for surveying, exploration, and excavating of the property. Further, we will hire geologists and engineers as independent contractors on an as needed basis. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering. Accordingly, we cannot determine at this time the precise number of people we will retain to perform the foregoing services.

Employees and Employment Agreements

At present, we have no employees. Mr. Stytsenko will devote approximately 10% of his time or four hours per week to our operations.

Blank Check Issue

We are not a blank check corporation. Section 7(b)(3) of the Securities Act of 1933, as amended defines the term "blank check company" to mean, any development stage company that is issuing a penny stock that, "(A) has no specific plan or purpose, or (B) has indicated that its business plan is to merge with an unidentified company or companies." We have a specific plan and purpose. Our business purpose is to engage in mining exploration. Our specific plan is to explore for uranium on our property. In Securities Act Release No. 6932 which adopted rules relating to blank check offerings, the Securities and Exchange Commission stated in II DISCUSSION OF THE RULES, A. Scope of Rule 419, that, "Rule 419 does not apply to offerings by .... start-up companies with specific business plans ... even if operations have not commenced at the time of the offering." Further, we have not indicated in any manner whatsoever, that we plan to merge with an unidentified company or companies, nor do we have any plans to merge with an unidentified company or companies.

Aberdene Mines Limited

This is so even though Andrei Stytsenko, our sole officer and director, was an officer and director of Aberdene Mines Limited. Aberdene Mines Limited initially began operations as a mineral exploration company. It filed a Form SB-2 registration statement to register 2,000,000 shares of common stock on a no minimum 2,000,000 share basis. On July 22, 2001 the Form SB-2 registration statement was declared effective and Aberdene Mines sold 744,015 shares of common stock and raised $74,401.15. Today it is still a mineral exploration company. In 2004, the board of directors of Aberdene Mines Limited determined that it was in best interest of the shareholders of Aberdene Mines Limited to appoint new officers and directors to direct the activities of Aberdene Mines Limited. As a result, Brent Jardine was appointed to the board of directors and was appointed president, principal executive officer, treasurer, principal accounting officer, and, principal financial officer. Further, Mr. Stytsenko sold all of his shares of common stock of Aberdene Mines Limited to Brent Jardine for $25,000.

Mr. Jardine caused additional mining properties transferred to Aberdene Mines. Aberdene is still conducting exploration activities on the additional properties. Mr. Stytsenko does not own any interest in Aberdene Mines Limited. Aberdene Mines Ltd. is traded on the Bulletin Board under the symbol ABRM. The current bid price for Aberdene Mines' common stock as of the date of this prospectus is $0.45.

Aberdene Mines used the proceeds as represented in the prospectus was follows:

Amount raised	$50,000	$100,000	$150,000	$200,000

Allocation
Offering expenses	$50,000	$50,000	$50,000	$50,000
Exploration	$0	$50,000	$100,000	$140,000
Working capital	$0	$0	$0	$10,000

Aberdene Mines Limited reserved the right in its prospectus to reassess and reassign the use of proceeds if, in the judgement of its board of directors, such changes were necessary or advisable.

Metalex Resources Inc.

Andrei Stytsenko, our sole officer and director, was also the sole officer and director of Metalex Resources Inc. Metalex Resources initially began operations as a mineral exploration company. It filed a Form SB-2 registration statement registering 2,000,000 shares of common stock on a 1,000,000 minimum 2,000,000 share basis at an offering price of $0.10 per share. On a April 22, 2005 the Form SB-2 registration statement was declared effective and Metalex sold 2,000,000 shares of common stock and raised $200,000.

The table below sets forth the use of proceeds based upon the receipt of $200,000.

Gross proceeds	$200,000
Offering expenses	$35,000
Net proceeds	$165,000

Consulting Services	$15,000
Core Drilling	$130,000
Analyzing Samples	$10,000
Telephone	$200
Mail	$50
Stationary	$100
Accounting	$1,500
Office Equipment	$1,000
SEC filing	$2,150
Secretary	$5,000

There we no underwriters involved in the public offering. The proceeds from the offering were partially used and as of December 31, 2005, the following amounts were paid from the proceeds of the offering:

Accounting and Legal Fees	$57,506
Accounts Payable	25,000
Operating Expenses	27,414
Total	$103,920

In 2006, the board of directors, comprised solely of Mr. Stytsenko, determined it was in best interest of the shareholders of Metalex Resources to change its business purpose to oil and gas exploration and appoint new officers and directors to direct the oil and gas exploration activities of Metalex Resources, Inc. At the same time, Metalex Resources changed its name to Rancher Energy Corp. Mr. Stytsenko returned all but 500,000 of his shares of common stock to the Rancher Energy Corp. Mr. Stytsenko not receive any money with respect to the change of business.

Conrad C. Lysiak, Attorney at Law currently represents us. The nature and extent of Mr. Lysiak's activities are limited to acting as counsel to us in connection with this public offering. Mr. Lysiak also acted as attorney for Aberdene Mines Limited and Metalex Resources Inc. His activities were limited to providing legal advise to Aberdene Mines Limited and Metalex Resources Inc. in connection with their public offerings and related to securities matters.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum amount in this offering of $100,000 in order to remove uncertainties surrounding our ability to continue as a going concern.

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $100,000. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our officer and director is unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

  0-30 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

  30-120 days after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Time to conduct the core drilling - 90 days.

  120-150 days after completion of the offering. Have independent an third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, we will attempt to define the ore body. We estimate that it will cost $10,000 to analyze the core samples and will take 30 days.

All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of the property before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on February 11, 2004

We will be exploring two property containing seventeen claims. The properties have been staked and will begin our exploration plan upon completion of this offering.

Since inception, Mr. Stytsenko our sole officer and director has paid all our expenses to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by him from inception on February 11, 2004 to May 31, 2006 was $19,687. The monies advanced by him is in the form of a loan. There is no agreement evidencing the loan. The loan does not accrue interest. The loan will only be repaid from revenues from operations. Proceeds from the offering will not be used repay the loan. If we do not discover mineralized material, the loan will be forgiven by Mr. Stytsenko.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

In February 2004, we issued 5,000,000 shares of common stock to Andrei Stytsenko, our president and director, pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock, in consideration of $50.00.

As of May 31, 2006, our total assets were $191 and our total liabilities were $21,580.

MANAGEMENT

Officers and Directors

Our director serves until his successors are elected and qualified. Our officer is elected by the board of directors to a term of one (1) year and serve until their successors are duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officer and director is set forth below:

Name and Address	Age	Position(s)
Andrei Stytsenko	40	President, chief executive officer, secretary,
1040 West Georgia Street, Suite 1160		treasurer, chief financial officer and a member of
Vancouver, British Columbia		the board of directors.
Canada V6E 4H1

The person named above have held his offices/positions since inception of our company and is expected to hold his offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Andrei Stytsenko has been our president, chief executive officer, and member of the board of directors, since inception. Since February 4, 2004, Mr. Stytsenko has been the president, chief executive officer, secretary, treasurer, chief financial officer and the sole member of the board of directors of Metalex Resources, Inc., an exploration mining company located in Vancouver, British Columbia. From January 2000 until February, 2004, Mr. Stytsenko was the secretary and a member of the board of directors of Aberdene Mines Limited. From 1985 to 1996, Mr. Stytsenko was the managing supervisor for Ivano Frankovski Drilling Company, located in North Russia. Mr. Stytsenko's responsibilities included drilling holes up to 13,000 feet in depth for the exploration of oil and gas. From 1997 until 1998, Mr. Stytsenko was field supervisor for Booker Gold Exploration located in Vancouver, British Columbia. Mr. Stytsenko's responsibilities included core loding, assaying and mapping. Mr. Stytsenko received a degree as a Engineer Specialist in oil and gas drilling in 1996. Mr. Stytsenko will devote 10% of his time or four hours per week to our operation.

Conflicts of Interest

We believe that Mr. Stytsenko will be subject to conflicts of interest. The conflicts of interest arise from Mr. Stytsenko's unwillingness to devote full time to our operations. Mr. Stytsenko is associated with Metalex Resources. Since, we will not acquire any additional properties, Mr.Stytsenko will not be competing with us. No policy has been implemented or will be implemented to address conflicts of interest.

In the event Mr. Stytsenko resigns as officer and director, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on February 11, 2004 through April 30, 2006. The compensation addresses all compensation awarded to, earned by, or paid the to our named executive officers for the fiscal year ended November 30, 2005. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Andrei Stytsenko	2005	0	0	0	0	0	0	9,000
President	2004	0	0	0	0	0	0	7,500

We have not paid officer's and director's salary in 2006, and we do not anticipate paying officer's and director's salary at any time in 2006. We will not begin paying our officer's salary until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our director does not receive any compensation for serving as member of the board of directors.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with our officer and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold
Andrei Stytsenko	5,000,000	5,000,000	71,42%
1040 West Georgia Street
Suite 1160
Vancouver, British Columbia
Canada V6E 4H1

All Officers and Directors	5,000,000	5,000,000	71.42%
as a Group (1 person)

[1]     The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings. Mr. Stytsenko is the only "promoter" of our company.

Future Sales by Existing Stockholders

A total of 5,000,000 shares of common stock were issued to our sole officer and director, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition commencing on February 12, 2004.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 5,000,000 shares of our stock are currently owned by our sole officer and director. He will likely sell a portion of his stock if the market price goes above $0.10. If he does sell his stock into the market, the sales may cause the market price of the stock to drop.

Because our sole officer and director will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

No common stock is subject to outstanding options, warrants or securities convertible into common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholder will own approximately 71.42% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay or make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

Mr. Stytsenko, our sole officer and director, has not received and will not receive anything of value, directly or indirectly, from us and we have not received and will not receive any assets, services or other consideration from Mr. Stytsenko, other than the possible transfer of the property from Mr. Stytsenko. In the event that the property is transferred to us, it will be transferred to a wholly owned subsidiary corporation to be formed by us and there will be no consideration for the transfer of the property.

In February 2004, we issued 5,000,000 shares of common stock to Andrei Stytsenko, our president and director, pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock, in consideration of $50.00.

Since inception, Mr. Stytsenko, our sole officer and director has paid all our expenses to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by him from inception on February 11, 2004 to May 31, 2006 was $19,687. The monies advanced by him are in the form of a loan. There is no agreement evidencing the loan. The loan does not accrue interest. The loan will only be repaid from revenues from operations. Proceeds from the offering will not be used repay the loan. If we do not discover mineralized material, the loan will be forgiven by Mr. Stytsenko.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to November 30, 2005, included in this prospectus have been audited by Amisano Hanson, Chartered Accountants, of 604-750 West Pender Street, Vancouver, British Columbia, Canada as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is November 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

Our financial statements immediately follow:

Unaudited financial statements for the period ended May 31, 2006 and audit financial statements for the year ended November 30, 2005:

Index

Schofield Mines Limited
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)
(Unaudited)

May 31,
2006
$

ASSETS

Current Assets

Cash	191

Total Assets	191

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accounts payable	1,893
Due to related parties (Note 4(b))	19,687

Total Liabilities	21,580

Stockholders' Deficit

Common Stock, 100,000,000 shares authorized, $0.00001 par value 5,000,000 shares issued and outstanding	50

Donated Capital (Note 4(a))	21,000

Deficit Accumulated During the Exploration Stage	(42,439)

Total Stockholders' Deficit	(21,389)

Total Liabilities and Stockholders' Deficit	191

Continuance of Operations (Note 2)
Commitment (Note 5)

(The Accompanying Notes are an Integral Part of These Financial Statements)

Index

Schofield Mines Limited
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)
(Unaudited)

	Accumulated
	From
	February 11,	For the	For the
	2004 (Date of	Six Months	Six Months
	Inception)	Ended	Ended
	to May 31,	May 31,	May 31,
	2006	2006	2005
	$	$	$

Revenue	-	-	-

Expenses

General and administrative	38,971	6,751	4,500
Mineral property costs	3,468	-	-

Total Expenses	42,439	6,751	4,500

Net Loss	(42,439)	(6,751)	(4,500)

Net Loss Per Share - Basic and Diluted		-	-

Weighted Average Number of Shares Outstanding		5,000,000	5,000,000

(The Accompanying Notes are an Integral Part of These Financial Statements)

Index

Schofield Mines Limited
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

	Accumulated
	From
	February 11,	For the	For the
	2004 (Date of	Six Months	Six Months
	Inception)	Ended	Ended
	to May 31,	May 31,	May 31,
	2006	2006	2005
	$	$	$

Operating Activities

Net loss	(42,439)	(6,751)	(4,500)

Adjustments to reconcile net loss to cash
Donated services and expenses	21,000	4,500	4,500

Change in operating assets and liabilities
Increase (decrease) in accounts payable and accrued liabilities	1,893	(3,357)	-
Increase in due to related parties	19,437	5,500	-

Net Cash Used in Operating Activities	(109)	(108)	-

Financing Activities

Advances from a related party	250	200	-
Proceeds from the sale of common stock	50	-	-

Net Cash Provided by Financing Activities	300	200	-

Increase in Cash	191	92	-

Cash - Beginning of Period	-	99	50

Cash - End of Period	191	191	50

(The Accompanying Notes are an Integral Part of These Financial Statements)

Index

Schofield Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
May 31, 2006
(Unaudited)

1.	Interim Reporting

The accompanying unaudited interim financial statements have been prepared by Schofield Mines Limited (the "Company") pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal year ended November 30, 2005, as filed with the United States Securities and Exchange Commission.

The results of operations for the six months ended May 31, 2006 are not indicative of the results that may be expected for the full year.

2.	Continuance of Operations

The financial statements have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. At May 31, 2006, the Company had a working capital deficiency of $21,389, which is not sufficient to meet its planned business objectives or to fund mineral property expenditures and ongoing operations for the next twelve months. The Company has accumulated losses of $42,439 since its commencement. Its ability to continue as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. Management has no formal plan in place to address this concern, but considers that the Company will be able to obtain additional funds by equity financings and/or related party advances, however there is no assurance of additional funding being available.

3.	Mineral Properties

On February 11, 2004 the Company acquired a 100% interest in two mineral claims located in the Greenwood Mining Division, British Columbia, Canada, in consideration for $1,868. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company. During the year ended November 30, 2005, the Company incurred $1,600 in costs to maintain the claims in good standing to December, 2006.

4.	Related Party Balances/Transactions

a)

During the six-month period ended May 31, 2006, the Company recognized a total of $3,000 for donated services at $500 per month (2005 - $3,000) and $1,500 for donated rent at $250 per month (2005 - $1,500) provided by the President of the Company. These transactions are recorded at the exchange amount which is the amount agreed to by the transacting parties.

b)

At May 31, 2006, the Company owed the President of the Company $19,687 for expenses paid on behalf of the Company and for cash advances. This amount is unsecured, non interest bearing, and has no specific terms for repayment.

5.	Commitment

The Company has paid $10,000 in legal fees relating to the preparation of an SB-2 Registration Statement and is obligated to pay an additional $10,000 in legal fees once the SB-2 Registration Statement has been declared effective.

Index

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Schofield Mines Ltd.

We have audited the accompanying balance sheets of Schofield Mines Ltd. (An Exploration Stage Company) (the "Company") as of November 30, 2005 and 2004 and the related statements of operations, cash flows and stockholders' deficit for the year ended November 30, 2005, for the period February 11, 2004 (Date of Inception) to November 30, 2004 and for the period February 11, 2004 (Date of Inception) to November 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2005 and 2004 and the results of its operations and its cash flows for the year ended November 30, 2005, for the period February 11, 2004 (Date of Inception) to November 30, 2004 and for the period February 11, 2004 (Date of Inception) to November 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is an exploration stage company, has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raises substantial doubt that the Company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"AMISANO HANSON"
February 15, 2006	Chartered Accountants

750 WEST PENDER STREET	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net

Index

Schofield Mines Limited
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	November 30, 2005 $	November 30, 2004 $

ASSETS

Current Assets

Cash	99	50
Prepaid expenses (Note 6)	-	10,000

Total Assets	99	10,050

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Accrued liabilities	5,250	-
Due to related parties (Note 4(b))	13,987	12,337

Total Liabilities	19,237	12,337

Stockholders' Deficit

Common Stock, 100,000,000 shares authorized, $0.00001 par value
5,000,000 shares issued and outstanding (Note 5)	50	50

Donated Capital (Note 4(a))	16,500	7,500

Deficit Accumulated During the Exploration Stage	(35,688)	(9,837)

Total Stockholders' Deficit	(19,138)	(2,287)

Total Liabilities and Stockholders' Deficit	99	10,050

Nature and Continuance of Operations (Note 1)
Commitment (Note 6)

(The Accompanying Notes are an Integral Part of These Financial Statements)

Index

Schofield Mines Limited
An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)

	Accumulated From February 11, 2004 (Date of Inception) to November 30, 2005 $	For the Year Ended November 30, 2005 $	From February 11, 2004 (Date of Inception) to November 30, 2004 $

Revenue	-	-	-

Expenses

General and administrative	32,220	24,251	7,969
Mineral property costs	3,468	1,600	1,868

Total Expenses	35,688	25,851	9,837

Net Loss	(35,688)	(25,851)	(9,837)

Net Loss Per Share - Basic and Diluted		(0.01)	-

Weighted Average Number of Shares Outstanding		5,000,000	4,980,843

(The Accompanying Notes are an Integral Part of These Financial Statements)

Index

Schofield Mines Limited
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

	Accumulated From February 11, 2004 (Date of Inception) to November 30, 2005 $	For the Year Ended November 30, 2005 $	From February 11, 2004 (Date of Inception) to November 30, 2004 $

Operating Activities

Net loss	(35,688)	(25,851)	(9,837)

Adjustments to reconcile net loss to cash
Donated services and expenses	16,500	9,000	7,500

Change in operating assets and liabilities
Increase in prepaid expenses	-	10,000	(10,000)
Increase in accrued liabilities	5,250	5,250	-
Increase in due to related parties	13,937	1,600	12,337

Net Cash Used in Operating Activities	(1)	(1)	-

Financing Activities

Advances from a related party	50	50	-
Proceeds from the sale of common stock	50	-	50

Net Cash Flows Provided by Financing Activities	100	50	50

Increase in Cash	99	49	50

Cash - Beginning of Period	-	50	-

Cash - End of Period	99	99	50

(The Accompanying Notes are an Integral Part of These Financial Statements)

Index

Schofield Mines Limited
(An Exploration Stage Company)
Statements of Stockholders' Deficit
From February 11, 2004 (Date of Inception) to November 30, 2005
(Expressed in U.S. dollars)

				Deficit
				Accumulated
				During the
	Common		Donated	Exploration
	Stock	Amount	Capital	Stage	Total
	#	$	$	$	$

Balance - February 11, 2004
(Date of Inception)	-	-	-	-	-

Issuance of common stock for cash
at $0.00001 per share	5,000,000	50	-	-	50

Donated services and expenses	-	-	7,500	-	7,500

Net loss	-	-	-	(9,837)	(9,837)

Balance - November 30, 2004	5,000,000	50	7,500	(9,837)	(2,287)

Donated services and expenses	-	-	9,000	-	9,000

Net loss	-	-	-	(25,851)	(25,851)

Balance - November 30, 2005	5,000,000	50	16,500	(35,688)	(19,138)

(The Accompanying Notes are an Integral Part of These Financial Statements)

Index

Schofield Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
November 30, 2005

1.	Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on February 11, 2004. The Company is an Exploration Stage Company, as defined by SEC Industry Guide 7 "Accounting and Reporting for Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral resources in Canada. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As at November 30, 2005, the Company has a working capital deficiency, has not generated revenues and has accumulated losses of $35,688 since inception. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company intends to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to offer up to 2,000,000 common shares at a price of $0.10 per share for maximum proceeds of $200,000 to the Company.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company's fiscal year-end is November 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	d)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30, 2005 and 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Index

Schofield Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
November 30, 2005

2.	Summary of Significant Accounting Policies (continued)
	f)	Mineral Property Costs

The Company has been in the exploration stage since its formation on February 11, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	g)	Financial Instruments

Financial instruments, which include cash, accrued liabilities and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	i)	Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	j)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principles and applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

Index

Schofield Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
November 30, 2005

2.	Summary of Significant Accounting Policies (continued)

	j)	Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Mineral Properties

On February 11, 2004 the Company acquired a 100% interest in two mineral claims located in the Greenwood Mining Division, British Columbia, Canada, in consideration for $1,868. The claims are registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claims in trust on behalf of the Company. During the year ended November 30, 2005, the Company incurred $1,600 in costs to maintain the claims in good standing to December, 2006.

4.	Related Party Balances/Transactions

a)

During the year ended November 30, 2005, the Company recognized a total of $6,000 for donated services at $500 per month and $3,000 for donated rent at $250 per month provided by the President of the Company. During the period from inception (February 11, 2004) to November 30, 2004, the Company recognized a total of $5,000 for donated services and $2,500 for donated rent provided by the President of the Company. These transactions are recorded at the exchange amount which is the amount agreed to by the transacting parties.

b)

At November 30, 2005, the Company owed the President of the Company $13,987 (2004 - $12,337) for expenses paid on behalf of the Company and for cash advances. This amount is unsecured, non interest bearing, and has no specific terms for repayment.

	c)	On November 30, 2005, the Company entered into a trust agreement with the President of the Company. Refer to Note 3.

5.	Common Stock

On February 12, 2004, the Company issued 5,000,000 founder shares to the President of the Company at a price of $0.00001 per share for cash proceeds of $50.

Index

Schofield Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
November 30, 2005

6.	Commitment

The Company has paid $10,000 in legal fees relating to the preparation of an SB-2 Registration Statement and is obligated to pay an additional $10,000 in legal fees once the SB-2 Registration Statement has been declared effective.

7.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $19,200, which commence expiring in 2025. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely-than-not it will utilize the net operating losses carried forward in future years. For the years ended November 30, 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $5,895 and $805, respectively.

	The components of the net deferred tax asset at November 30, 2005 and 2004 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

		November 30, 2005 $	November 30, 2004 $

	Total Net Operating Losses	19,200	2,300

	Statutory Tax Rate	35%	35%

	Effective Tax Rate	-	-

	Deferred Tax Asset	6,700	805

	Valuation Allowance	(6,700)	(805)

	Net Deferred Tax Asset	-	-

Until _____________ 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

  Article IX of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	200
Accounting Fees and Expenses	9,000
Legal Fees and Expenses	20,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	200
TOTAL	$30,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Andrei Stytsenko	2/12/04	5,000,000	$50.00
1040 West Georgia Street
Suite 1160
Vancouver, British Columbia
Canada V6E 4H1

We issued the foregoing restricted shares of common stock to Andrei Stytsenko, our president, pursuant to section 4(2) of the Securities Act of 1933. Mr. Stytsenko is a sophisticated investor and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Farmer Claim.
10.2*	Dotter Claim.
23.1	Consent of Amisano Hanson, Chartered Accountants.
23.2*	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

*   Previously filed.

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    To include any additional or changed material information on the plan of distribution.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For determining any liability under the Securities Act of 1933:

    we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this amended Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 25th day of August, 2006.

SCHOFIELD MINES LIMITED

BY:	ANDREI STYTSENKO
Andrei Stytsenko, President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and sole member of the Board of Directors